UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549	OMB APPROVAL
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported )	February 17, 2006
FairPoint Communications, Inc.
(Exact name of registrant as specified in its charter)
Delaware	333-56365	13-3725229
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
521 East Morehead Street, Suite 250, Charlotte, North Carolina	28202
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code	(704) 344-8150
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

A subsidiary of FairPoint Communications, Inc. (the “Company”) and certain other stockholders (together with the Company, the “Sellers”) of Southern Illinois Cellular Corp. (“Southern Illinois”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Alltel Communications, Inc. (the “Purchaser”), dated as of February 17, 2006. Pursuant to the terms of the Purchase Agreement, the Purchaser agreed to purchase from the Sellers all of the issued and outstanding shares of Southern Illinois for a purchase price of $160 million subject to adjustment. In addition, 15% of the purchase price will be held in escrow pursuant to the terms of an escrow agreement for a period of fifteen months following the closing of the transaction. The Company expects to receive proceeds of approximately $20 million from the sale, approximately $3 million of which will be held in escrow. The disposition is expected to close during the second quarter of 2006, subject to regulatory approvals.

Item 7.01 – Regulation FD Disclosure

On January 25, 2006, the Company issued a press release (the “Press Release”) announcing its entry into the Purchase Agreement. A copy of the Press Release is being furnished by being attached hereto as Exhibit 99.1.

Item 9.01 – Financial Statements and Exhibits

(c) Exhibits
Exhibit Number	Description
99.1	Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ John P. Crowley

Name: John P. Crowley

Title: Executive Vice President and

Chief Financial Officer

Date: February 21, 2006